Exhibit 99.2

News Release From Nuance Communications

FOR IMMEDIATE RELEASE
Contact:
For Investors Kevin Faulkner Nuance Communications, Inc. Tel: 408-992-6100 email: kevin.faulkner@nuance.com	For Press and Investors Richard Mack Nuance Communications, Inc. Tel: 781-565-5000 email: richard.mack@nuance.com
Nuance Announces Proposed $600 Million Offering
of Senior Convertible Debentures
Notes to be Net Share Settled Upon Conversion
Proceeds to be Used for Concurrent Share Repurchases, Potential Acquisitions, and General Corporate Purposes
BURLINGTON, Mass., October 18, 2011 — Nuance Communications, Inc. (NASDAQ: NUAN) today announced that it intends to offer, subject to market and other considerations, $600.0 million aggregate principal amount of senior convertible debentures due 2031 (the “Debentures”) through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).
In connection with this offering, Nuance intends to grant the initial purchasers a 30-day over-allotment option to purchase up to an additional $90.0 million aggregate principal amount of Debentures.
The terms of the Debentures will require Nuance to repurchase such Debentures for cash on dates to be determined, in each case at a purchase price equal to the principal amount thereof plus accrued and unpaid interest, if any. In addition, the terms of the Debentures will permit holders to require Nuance to repurchase their Debentures upon the occurrence of certain fundamental changes at a purchase price equal to the principal amount thereof plus accrued and unpaid interest, if any.
The Debentures will be convertible, subject to the satisfaction of certain conditions, into cash up to the principal amount of the Debentures and, with respect to any excess conversion value, cash or shares of Nuance common stock or a combination thereof, at Nuance’s election. The interest rate, the initial conversion price, redemption provisions and other terms of the Debentures will be determined by negotiations between Nuance and the initial purchasers.

Nuance intends to use a portion of the net proceeds to repurchase shares of its common stock pursuant to a Board authorized $200.0 million stock repurchase program, including purchases in negotiated transactions with institutional investors in the offering through one of the initial purchasers, as Nuance’s agent, subject to availability, and in other privately negotiated or market transactions following the offering. Nuance plans to use the balance of the proceeds for potential acquisitions and other strategic transactions, and general corporate purposes, including working capital and capital expenditures.
This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
The Debentures and the shares of common stock issuable upon conversion of the Debentures, if any, will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
Source: Nuance Communications, Inc.